Umpqua Contact:
Eve Callahan
evecallahan@umpquabank.com
503-727-4188

UMPQUA HOLDINGS CORPORATION ANNOUNCES
CEO SUCCESSION PLAN
President and CEO Ray Davis to Become Executive Chair January 2017;
Cort O’Haver Named Incoming President and CEO

PORTLAND, Ore. – June 20, 2016 – Umpqua Holdings Corporation (UMPQ) announced today that, effective January 1, 2017, president and CEO Ray Davis will move into a new role as executive chair of the company’s board of directors. Cort O’Haver, currently president of Umpqua Bank, will succeed Davis as president and CEO, and will be elected to the company’s board of directors in January of 2017.

“As president and CEO, Ray has transformed Umpqua into one of the most distinctive financial institutions in the country, built a terrific management team and guided the company successfully through the worst economic crisis in recent history,” said Peggy Fowler, Umpqua Holdings Corporation board chair. “As we look to the future, the board’s focus has been to identify the right leader to build on the company’s strong foundation, and Cort is clearly that person. His deep expertise in banking and passion for the company’s customer experience and culture are unmatched, and the board has great confidence that he will lead Umpqua to continued success.”

Davis, 67, will move into the executive chair role after more than 20 years leading Umpqua through an extraordinary period of growth and innovation. Under his leadership, Umpqua has grown from $150 million in assets in 1994 to more than $24 billion in assets today, and pioneered a distinctive customer experience and corporate culture that have become iconic in the banking industry. Beginning January 1, 2017, in addition to serving as board chair, Davis will continue to oversee the company’s innovation subsidiary, Pivotus Ventures, Inc., while working with O’Haver to advance key strategic initiatives and ensure a seamless CEO transition.

“Throughout the board’s rigorous succession process, Cort has demonstrated his ability to take Umpqua to the next level. He’s an outstanding leader who has played a pivotal role in the company’s ability to navigate successfully through the economic crisis and in the integration of the largest acquisition in Umpqua’s history,” said Ray Davis, Umpqua Holdings Corporation president and CEO. “Cort understands Umpqua’s focus on building a different kind of bank – one that offers a distinct experience and value proposition – and brings strategic thinking to how we can continue to evolve and grow into the future. I’m confident the company will thrive under his leadership and look forward to working with him in this new role.”
O’Haver joined Umpqua as executive vice president of commercial banking in 2010, bringing more than 25 years of banking experience to the company. Since then, he successfully diversified Umpqua’s commercial business and capabilities, adding international banking, equipment leasing and debt capital markets divisions, while also managing geographic expansion into new markets. Earlier this year, he was promoted to president of Umpqua Bank.
"It’s an honor to have the opportunity to lead this great company and talented team into the future,” said Cort O’Haver, Umpqua Bank president. “Under Ray’s leadership, Umpqua has grown into one of the most distinctive banks in the country. My commitment is to build on that legacy by accelerating our pace of progress while sustaining our uncompromising focus on our associates, customers and communities.”
For biographical information and photos of Cort O’Haver, click here.
For biographical information and photos of Ray Davis, click here.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions.  Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon.  Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services.  Umpqua Holdings Corporation is headquartered in Portland, Oregon.  For more information, visit www.umpquaholdingscorp.com.

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